Exhibit 10.1

[RED ROBIN GOURMET BURGERS, INC. LETTERHEAD]

August 15, 2008

Dennis B. Mullen

c/o Red Robin Gourmet Burgers, Inc.

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

Re:          Letter agreement regarding amendment to that certain Second Amended and Restated Employment Agreement dated March 10, 2008 (the “Existing Agreement”) by and between Dennis B. Mullen (the “Executive”) and Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”).

Dear Denny:

This letter agreement sets forth certain amendments to the terms and conditions of the Existing Agreement, a copy of which is attached hereto as Exhibit A.  In connection with the amendments described herein, the Board of Directors of the Company has agreed to grant you fifty thousand (50,000) shares of restricted Common Stock pursuant to the terms of that certain Restricted Stock Grant Agreement attached hereto as Exhibit B.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Existing Agreement.  Accordingly, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.             Employment Period.  The Employment Period set forth in Section 1 of the Existing Agreement is hereby extended from December 31, 2010 to December 31, 2012, subject to earlier termination as contemplated by the Existing Agreement.

2.             Annual Incentive Compensation.  The first sentence of Section 3(b) of the Existing Agreement is hereby amended and restated as follows:

“In addition to the Annual Base Salary, the Executive shall be eligible to receive a cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the compensation committee of the Board; provided that; for the years ended December 31, 2009, 2010, 2011 and 2012, such cash bonus shall not be less than fifty-percent (50%) of the Executive’s Annual Base Salary (the “Guaranteed Amount”) for that year so long as the compensation committee of the Company’s Board certifies by June 1, 2010 that certain performance metrics for the year ended December 31, 2009 have been met.  In the event such certification does not occur, the Company shall be under no obligation to pay the Executive a cash bonus equal to the Guaranteed Amount unless such bonus is otherwise earned under the terms of the Company’s annual incentive plan.”

3.             Grant of Restricted Stock.  Section 3(h) of the Existing Agreement is hereby deleted in its entirety and amended as follows:

“The Company granted the Executive (i) Seventy-Five Thousand (75,000) shares of restricted Common Stock on August 17, 2007 under the Company’s 2004 Performance Incentive Plan; and (ii) Fifty Thousand (50,000) shares of restricted Common Stock on the date hereof under the Company’s 2007 Amended and Restated Performance Incentive Plan.  The foregoing grants are subject to the terms and conditions set forth in the respective Restricted Stock Grant Agreements between the Company and the Executive.”

4.             By the Company without Cause.  Section 4(d) of the Existing Agreement is hereby amended and restated as follows:

“The Company may terminate the Executive’s employment at any time without Cause by delivery of not less than thirty (30) days’ advance written notice to the Executive of the effective date of termination.  In the event the Board determines that Executive should relinquish his position as Chief Executive Officer as contemplated by Section 2(a) hereof, but the parties are unable to agree on appropriate modification to this Agreement, then so long as the modifications proposed by the Board comply with the minimum requirements set forth in Sections 3(a) and (b) hereof, the subsequent termination of the Executive’s employment shall have the same effect under only this Agreement as a resignation of Executive (and shall not be deemed a resignation under any other agreement between the Company and Executive, including the Restricted Stock Grant Agreements dated February 27, 2007, April 17, 2007 and August 15, 2008).”

Except as specifically set forth herein, the parties continue to be bound by the terms and conditions of the Existing Agreement, and the terms of the Existing Agreement shall be absolutely controlling as to matters not specifically set forth herein.  This letter agreement is made solely and specifically between and for the benefit of the parties hereto and shall be binding upon the parties hereto and their successors, and no other person whomsoever will have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this letter agreement as a third party beneficiary or otherwise.

If you are in agreement with the foregoing, please so indicate by executing this letter agreement below.

[Signature page follows.]

Very truly yours,

RED ROBIN GOURMET BURGERS, INC.

		By:	/s/ Edward T. Harvey
Edward T. Harvey, Lead Director

AGREED AND ACCEPTED BY:

EXECUTIVE:

/s/ Dennis B. Mullen
Dennis B. Mullen

Date:	August 15, 2008